Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

VIRPAX PHARMACEUTICALS, INC..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Units, consisting of:
	Equity	Common stock, $0.001 par value per share	457(o)	—	—	$ 5,000,000	$0.00015310	$765.50
	Equity	Pre- Funded Warrants to purchase shares of common stock(4)	457(o)	—	—	—	—	—
	Equity	Common stock issuable upon exercise of the Pre- Funded Warrants	457(i)	—	—		—	—
	Total Offering Amounts					$ 5,000,000		$765.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$765.50

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(3)	The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the Common Stock issuable upon exercise of the Pre-Funded Warrant).